Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DIFFUSION PHARMACEUTICALS INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JANUARY, A.D. 2017, AT 2:18 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5768394 8100
SR# 20170384099

Authentication: 201914495
Date: 01-23-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:18 PM 01/23/2017
FILED 02:18 PM 01/23/2017
SR 20170384099 - File Number 5768394

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION (AS AMENDED)
OF
DIFFUSION PHARMACEUTICALS INC.

DIFFUSION PHARMACEUTICALS INC., a corporation incorporated and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

FIRST: That, at a meeting of the Board of Directors of the Corporation (the "Board of Directors") on November 23, 2016, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation (as amended) of the Corporation in the form set forth below (the "Charter," and such amendment, the "Amendment"), declaring said Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.

"RESOLVED, that the Board of Directors has deemed it advisable and in the best interest of the Corporation to amend the Charter, to (i) delete the following sentence from Article IV of the Charter:

"A. The total number of shares of common stock which the Corporation shall have authority to issue is 1,000,000,000, at a par value of $0.001 per share ("Common Stock"), and the total number of shares of preferred stock which the Corporation shall have authority to issue is 5,000,000, at a par value of $0.001 per share ("Preferred Stock")."

and (ii) replace such sentence with the following:

"A. The total number of shares of common stock which the Corporation shall have authority to issue is 1,000,000,000, at a par value of $0.001 per share ("Common Stock"), and the total number of shares of preferred stock which the Corporation shall have authority to issue is 30,000,000, at a par value of $0.001 per share ("Preferred Stock");""

SECOND: Thereafter, pursuant to the resolution of the Board of Directors, the proposed Amendment was approved by the stockholders of the Corporation at a special meeting of stockholders on January 6, 2017.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation (as amended) to be executed by David G. Kalergis, its Chief Executive Officer, on this23rd day of January, 2017.

DIFFUSION PHARMACEUTICALS INC.

By: ______________________
Name: David G. Kalergis
Title: Chief Executive Officer